Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com
Boykin Lodging Announces Fourth Quarter and Full Year 2005 Financial Results
Cleveland, Ohio, March 2, 2006—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the fourth quarter and year ended December 31, 2005.
Financial Highlights:
Revenue per available room (RevPAR) for the fourth quarter for hotels owned and operating as of December 31, 2005 increased 0.8% to $58.63 from last year’s $58.19. The increase in RevPAR was the result of a 3.8% increase in average daily room rate to $97.96 and a 1.9 point decrease in occupancy to 59.8%.
The Company’s net income attributable to common shareholders for the fourth quarter of 2005 totaled $6.3 million, or $0.35 per fully-diluted share, compared with the same period last year when net loss totaled $4.8 million, or $0.27 per share.
Funds from operations attributable to common shareholders (FFO) for the fourth quarter totaled $82,000, or $0.00 per fully diluted share, a decrease from fourth-quarter 2004 FFO of $0.7 million, or $0.04 per share. Primary contributors to the decrease in FFO included a $0.8 million decline in contribution from hotel operations as a result of lower levels of business interruption recoveries recorded and increasing insurance costs and a $0.4 million increase in corporate general and administrative expenses, all net of minority interest.
The Company’s EBITDA for the fourth quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $4.7 million, down from last year’s fourth quarter EBITDA of $6.0 million as the result of a $1.0 million decline in contribution from hotel operations combined with a $0.5 million increase in corporate general and administrative expenses. The EBITDA change is not impacted by minority interest. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. A reconciliation of these non-GAAP measures to GAAP measures is included in the financial tables accompanying this release.
The operating results of the five properties sold or divested during 2004, the two properties sold in 2005 and the joint venture which owned and leased out a third property sold in 2005 are reflected in the financial statements as discontinued operations for all periods presented.
Details of Fourth Quarter Results:
Revenues from continuing operations for the quarter ended December 31, 2005, were $45.5 million, compared with revenues of $46.6 million for the same period last year. Hotel revenues for the three months ended December 31, 2005 were $45.5 million, a 2.1% decrease from $46.5 million for the same period in 2004. Included in other hotel revenues in the fourth quarter of

2004 is $0.9 million related to business interruption insurance recoveries for the two Melbourne, Florida properties. Both hotels remained closed during the fourth quarter of 2005, and no business interruption insurance recoveries were recorded during the period.
For the comparable properties, consisting of the 17 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure as of December 31, 2005, excluding hotels closed due to hurricane damage, RevPAR decreased 0.1% to $57.07 in 2005 from $57.15 in 2004. Contributing to the RevPAR decrease was a 3.4% increase in average daily room rate to $96.93 from $93.78, combined with a 2.0 point decrease in occupancy to 58.9% from 60.9%.
Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure for the fourth quarter were 21.4%, a decrease from the 22.3% hotel operating profit margin for the fourth quarter of 2004. Excluding the business interruption amounts from 2004 and the operating results of two Melbourne properties, hotel operating profit margins for the portfolio decreased 60 basis points to 21.6% from 22.2% in 2004.
Corporate general and administrative expenses increased during the fourth quarter of 2005 as we recorded an estimated excise tax of $0.4 million as during 2005 we had REIT taxable income in excess of the dividends paid during 2005. We have and anticipate that we will pay additional dividends during 2006 that will be designated as 2005 dividends; and as such, we have recorded an estimated excise tax related to this anticipated timing. These charges were partially offset by interest savings and increased interest income due to lower debt levels as a result of higher amounts of cash available and on hand.
During the fourth quarter of 2005, the Company recorded an approximate $11.5 million gain related to its share of the gain on the sale of the San Diego Hampton Inn.
Year-to-date Results:
The Company’s net income attributable to common shareholders for the year ended December 31, 2005 totaled $25.0 million versus a net loss of $4.9 million for the year-earlier period. Year-to-date 2005 revenues totaled $204.5 million, compared with $203.9 for 2004. Hotel revenues for 2005 totaled $204.3 million compared to $196.0 million during 2004. Included in 2005 other hotel revenues is approximately $6.7 million of business interruption insurance recoveries related to the two closed Melbourne properties and a property which had rooms out of service as a result of a remediation project during 2003, the first half of 2004, and 2005. Included in 2004 hotel revenues are approximately $10.3 million related to business interruption insurance recoveries and the operating results of the two Melbourne properties which were open during a portion of that period. Offsetting this decrease in 2005 is the 6.8% RevPAR increase for the 17 consolidated hotels which were open throughout both 2005 and 2004. Offsetting the increases in hotel revenue is the $7.5 million decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.
Total hotel portfolio RevPAR increased 7.1% to $67.35 from last year’s $62.86. Occupancy increased to 66.9% from 64.8% and the average daily room rate increased 3.7% to $100.64 from $97.07.
RevPAR for the comparable 17 hotels increased 6.8% to $66.54 from last year’s $62.29, as occupancy rose to 66.4% from 64.5% and the average daily rate increased 3.7% to $100.24 from $96.62. During 2005, hotel profit margins of the consolidated properties owned and operated under the TRS structure increased to an average of 27.9%, compared with 26.0% for the previous year. A portion of the increased margin is the result of the recognition of the business interruption insurance recoveries during 2005 within hotel revenues. Excluding the business interruption amounts from 2005 and 2004 and the two Melbourne properties from the

2004 results, hotel operating profit margins for the portfolio increased to 26.1% from 25.1% in 2004.
As previously announced, during 2005 the Company recorded a $5.5 million impairment charge related to the reduction of the intended holding period of one property. Additionally, the unconsolidated joint venture between the Company and AEW Partners III, L.P., sold Hotel 71 in Chicago, Illinois. The Company’s share of the gain on the sale of Hotel 71 approximated $10.2 million, net of minority interest, and is reflected as equity in income of unconsolidated joint ventures within the financial statements.
During 2005, the Company recorded gains on the sale/disposal of assets of approximately $12.1 million related to property casualty insurance recoveries in excess of the net book value of assets disposed for properties which were damaged by hurricanes or were involved in water infiltration remediation activity. The gain recorded related to property insurance recoveries received in excess of the net book value of assets disposed during 2004 totaled $3.4 million.
For 2005, FFO of $6.8 million, or $0.38 per fully-diluted share, was below last year’s FFO of $9.7 million, or $0.56 per share. EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $26.7 million, down from last year’s EBITDA of $32.8 million.
Included in the year-to-date 2005 and 2004 net income (loss), EBITDA and FFO were $5.5 million and $4.3 million of impairment charges, respectively. Net of minority interest, these impairment charges approximated $4.7 million and $3.7 million, or $0.26 and $0.21 per share, respectively.
As a result of the property sales in 2005, the Company reduced its outstanding debt from $200.0 million at December 31, 2004 to $138.5 million as of December 31, 2005.
Capital Structure:
At December 31, 2005, Boykin had $48.0 million of cash and cash equivalents, including restricted cash, and total consolidated debt of $138.5 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $9.1 million at December 31, 2005.
Business Update:
The Company’s two hotels located in Melbourne, Florida remain closed while repairs are underway. Based upon current estimates of the availability of labor and materials, the Company expects the rebuild to be completed late in the second quarter of 2006.
The Company has commenced construction of the final phase of the redevelopment of the Pink Shell Beach Resort & Spa, a new 43 unit, beach-front condo-hotel tower named Captiva Villas. Construction of the building is expected to be completed during the first quarter of 2007.
Subsequent to year end, a joint venture in which the Company owns a 50% interest, acquired the Banana Bay Resort & Marina — Marathon for $12.0 million. The joint venture acquired the property for potential redevelopment as a condo-hotel project.
Outlook:
Based upon the current booking trends the Company anticipates first-quarter 2006 RevPAR for the portfolio will be 2.5% to 4.0% above the same period last year, with full-year 2006 RevPAR 4.0% to 6.0% above 2005. Based upon these assumptions, the Company expects a net loss ranging between $0.21 and $0.18 for the first quarter and between $0.58 and $0.45 per share for the full year. FFO is expected to range between $0.04 and $0.07 per fully-diluted share for the first quarter and $0.42 and $0.55 per share for the full year. This guidance does not incorporate any impact from property acquisition or disposition activity which may occur during 2006 and may be further impacted by potential insurance recoveries.
The Company will hold a conference call with financial analysts to discuss fourth-quarter and full-year 2005 results at 2:00 p.m. Eastern Time today, March 2, 2006. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 21 hotels containing a total of 5,871 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.
The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.
Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATING DATA:
Revenues:
Hotel revenues:
Rooms	$27,861	$27,889	$128,856	$127,506
Food and beverage	15,677	15,664	59,968	57,790
Other	1,941	2,918	15,463	10,684

Total hotel revenues	45,479	46,471	204,287	195,980
Other operating revenue	38	84	198	380
Revenues from condominium development and unit sales	—	—	—	7,541

Total revenues	45,517	46,555	204,485	203,901

Expenses:
Hotel operating expenses:
Rooms	7,783	7,723	32,296	32,061
Food and beverage	10,427	10,076	40,577	39,309
Other direct	1,302	1,398	5,729	5,563
Indirect	15,229	15,532	63,136	62,661
Management fees to related party	1,008	1,379	5,635	5,455

Total hotel operating expenses	35,749	36,108	147,373	145,049
Property taxes, insurance and other	4,006	3,455	16,680	14,442
Cost of condominium development and unit sales	—	—	—	5,509
Real estate related depreciation and amortization	5,415	5,744	22,291	22,217
Corporate general and administrative	2,589	2,065	11,664	8,779
Impairment of real estate	—	—	5,500	—

Total operating expenses	47,759	47,372	203,508	195,996

Operating income (loss)	(2,242)	(817)	977	7,905

Interest income	353	244	1,106	377
Other income	2	—	2	8
Interest expense	(2,714)	(3,119)	(11,586)	(13,629)
Amortization of deferred financing costs	(451)	(364)	(1,540)	(1,367)
Federal income taxes	(75)	—	(75)	—
Minority interest in loss of joint ventures	38	—	38	—
Minority interest in (income) loss of operating partnership	1,040	968	(620)	1,845
Equity in earnings (loss) of unconsolidated joint ventures including gain on sale	212	(240)	11,343	(814)

Loss before gain on sale/disposal of assets and discontinued operations	(3,837)	(3,328)	(355)	(5,675)

Gain (loss) on sale/disposal of assets	(617)	(177)	11,387	3,175

Income (loss) before discontinued operations	(4,454)	(3,505)	11,032	(2,500)

Discontinued operations, net of operating partnership minority interest income (expense) of $(2,086) and $13 for the three months ended December 31, 2005 and 2004, respectively, and $(3,264) and $(412) for the years ended December 31, 2005 and 2004, respectively	11,946	(62)	18,690	2,340

Net income (loss)	$7,492	$(3,567)	$29,722	$(160)

Preferred dividends	(1,188)	(1,188)	(4,751)	(4,751)

Net income (loss) attributable to common shareholders	$6,304	$(4,755)	$24,971	$(4,911)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income (loss)	$7,492	$(3,567)	$29,722	$(160)
Minority interest (a)	2,593	(943)	5,565	803
Gain on sale/disposal of assets	(14,282)	(67)	(34,103)	(13,083)
(Gain) loss on sale/disposal of individual assets included in discontinued operations	—	(7)	(366)	3
Real estate related depreciation and amortization	5,415	5,744	22,291	22,217
Real estate related depreciation and amortization included in discontinued operations	50	473	745	4,402
Equity in (income) loss of unconsolidated joint ventures including gain on sale	(212)	240	(11,343)	814
FFO adjustment related to joint ventures	226	169	55	1,016
Preferred dividends declared	(1,188)	(1,188)	(4,751)	(4,751)

Funds from operations after preferred dividends	$94	$854	$7,815	$11,261
Less: Funds from operations related to minority interest	12	114	1,047	1,519

Funds from operations attributable to common shareholders	$82	$740	$6,768	$9,742

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income (loss)	$(2,242)	$(817)	$977	$7,905
Interest income	353	244	1,106	377
Other income	2	—	2	8
Real estate related depreciation and amortization	5,415	5,744	22,291	22,217
EBITDA attributable to discontinued operations	770	186	1,336	(228)
Company’s share of EBITDA of unconsolidated joint ventures	405	682	1,226	2,713
EBITDA attributable to joint venture minority interest	(31)	(72)	(192)	(185)

EBITDA	$4,672	$5,967	$26,746	$32,807

(a)	includes joint venture minority interest expense included in discontinued operations
BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	For the Three		For the
	Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
PER-SHARE DATA:
Net income (loss) attributable to common shareholders before discontinued operations per share:
Basic	$(0.32)	$(0.27)	$0.36	$(0.42)
Diluted	$(0.32)	$(0.27)	$0.35	$(0.42)
Discontinued operations per share:
Basic	$0.68	$0.00	$1.06	$0.13
Diluted	$0.67	$0.00	$1.04	$0.13
Net income (loss) attributable to common shareholders per share (a):
Basic	$0.36	$(0.27)	$1.42	$(0.28)
Diluted	$0.35	$(0.27)	$1.40	$(0.28)
FFO attributable to common shareholders per share:
Basic	$0.00	$0.04	$0.38	$0.56
Diluted	$0.00	$0.04	$0.38	$0.56

Weighted average common shares outstanding — Basic	17,594,081	17,450,314	17,566,725	17,426,458
Effect of dilutive securities:
Common stock options	163,127	34,488	144,340	28,213
Restricted share grants	185,886	101,819	176,233	98,530

Weighted average common shares outstanding — Diluted	17,943,094	17,586,621	17,887,298	17,553,201

(a)	Per share amounts may not add due to rounding.

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three		For the
	Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
HOTEL STATISTICS:
All Hotels (18 hotels) (a) (b)
Hotel revenues	$47,754	$47,568	$208,591	$193,911
RevPAR	$58.63	$58.19	$67.35	$62.86
Occupancy	59.8%	61.7%	66.9%	64.8%
Average daily rate	$97.96	$94.34	$100.64	$97.07

Comparable Hotels (17 hotels) (b) (c)
Hotel revenues	$45,477	$45,558	$200,286	$186,475
RevPAR	$57.07	$57.15	$66.54	$62.29
Occupancy	58.9%	60.9%	66.4%	64.5%
Average daily rate	$96.93	$93.78	$100.24	$96.62

(a)	Includes all hotels owned or partially owned by Boykin as of December 31, 2005, excluding properties not operating due to damage caused by hurricanes.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes all consolidated hotels operated under the TRS structure and owned or partially owned by Boykin as of December 31, 2005, excluding properties not operating due to damage caused by hurricanes.

	December 31,	December 31,
	2005	2004
SELECTED BALANCE SHEET INFORMATION:
Assets
Investment in hotel properties	$512,703	$503,802
Accumulated depreciation	(137,586)	(120,442)

Investment in hotel properties, net	375,117	383,360
Cash and cash equivalents including restricted cash	47,989	26,543
Accounts receivable, net	7,307	11,690
Investment in unconsolidated joint ventures	1,410	14,048
Other assets	15,982	12,316
Assets related to discontinued operations, net	—	29,423

Total Assets	$447,805	$477,380

Liabilities and Shareholders’ Equity
Outstanding debt	$138,529	$199,985
Accounts payable and accrued expenses	40,003	37,540
Minority interest in joint ventures	777	(24)
Minority interest in operating partnership	13,946	10,062
Liabilities related to discontinued operations	—	2,369
Shareholders’ equity	254,550	227,448

Total Liabilities and Shareholders’ Equity	$447,805	$477,380